EXHIBIT 10.1

EXECUTION COPY

ASSET PURCHASE AND FORWARD FLOW AGREEMENT

AMONG

JEFFERSON CAPITAL SYSTEMS, LLC, “SELLER,”

MIDLAND FUNDING LLC, “BUYER”

AND

ENCORE CAPITAL GROUP, INC.

ASSET PURCHASE AND FORWARD FLOW AGREEMENT

        This Asset Purchase and Forward Flow Agreement (the “Agreement”) is entered into as of June 2, 2005, by and among Jefferson Capital Systems, LLC, as the seller (“Seller”), Midland Funding LLC, as the buyer (“Buyer”), and, solely with respect to the guaranty set forth on the signature page hereto, Encore Capital Group, Inc.

RECITALS:

        WHEREAS, Seller desires to sell all of its rights, title and interest in certain charged off accounts and their related receivables to Buyer which accounts were previously purchased from CompuCredit Corporation (“CCRT”), its Affiliates (as defined below) or its joint venture partners;

        WHEREAS, Buyer desires to purchase all of Seller’s rights, title and interest in such charged off accounts, all on the terms and conditions hereinafter set forth;

        WHEREAS, as a condition to entering into this Agreement and Buyer’s purchase of such charged off accounts, Buyer (or one of its Affiliates) and Seller have agreed to enter into several other agreements, including an Acknowledgement Agreement (as defined below), an Escrow Agreement (as defined below), a Transition Services Agreement (as defined below), a Balance Transfer Agreement (as defined below), and a Bankruptcy Receivable Purchase Agreement (as defined below).

        WHEREAS, the initial Account Purchase (as defined below) will consist of a purchase by Buyer of Accounts (as defined below) currently owned by Seller, as more particularly identified in the Account Purchase Computer File (as defined below); and

        WHEREAS, Buyer shall also purchase certain Eligible Forward Flow Accounts (as defined below) owned by Seller that Seller acquires from CCRT, its Affiliates or its joint venture partners which originate from certain portfolios that are either owned or serviced by CCRT as of May 6, 2005.

        NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements of the parties hereinafter set forth, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Definitions.

1.1	“Account” means each Credit Card Account (including all receivables under and all servicing rights with respect to such Account) which has been charged off by the credit issuer or grantor for accounting purposes and which were no more than 270 days delinquent at charge off, and included within the Account Purchase Computer File or Forward Flow Computer File, as applicable, and that originated from certain portfolios, as described on that certain schedule delivered to Buyer on the date of this Agreement and identified in the Account Purchase Computer File, that are either owned or serviced by CCRT as of May 6, 2005.

1.2	“Account Documents” means any application, agreement, billing statement, notice, correspondence, affidavit or other document relating to an Account to the extent in Seller’s or its Affiliates’ possession including, but not limited to, the card member agreements and disclosure statements applicable to each Account.

1.3	“Account Purchase” means the purchase by Buyer from Seller of those certain Accounts listed in the Account Purchase Computer File, the total Cut-off Claim Amount of which equals as of the Cut-off Date, approximately $2.9 billion consisting of the active Accounts (approximately $1.7 billion) and the NFE Accounts (approximately $1.2 billion), which amounts are subject to adjustment between the Cut-off Date and the Closing to reflect Accounts that have become NFE Accounts prior to the Cut-off Date and identified as such in the Account Purchase Computer File.

1.4	“Account Purchase Closing Date” means the date on which all conditions precedent to Closing set forth in Paragraph 4.1 have been satisfied or deemed satisfied, but in no event later than June 10, 2005.

1.5	“Account Purchase Computer File” means that certain computer file (File Name: Account Purchase Computer File) that (i) lists all of the active and NFE Accounts to be included in the Account Purchase minus the Accounts which have been paid in full, settled in full or where the Debtor has received and accepted a Majestic balance transfer offer (whether or not an initial payment has been made), in each case, prior to the Account Purchase Closing Date, (ii) with regard to active Accounts, includes the data fields described in Exhibit A-1 attached hereto and, to the extent available, the information to populate such data fields and (iii) with regard to NFE Accounts, the data fields described in Exhibit A-3 attached hereto and, to the extent available, the information to populate such data fields.

1.6	"Account Purchase Putback Factor" means the percentage set forth on Schedule 1.6.

1.7	“Acknowledgement Agreement” means that certain Acknowledgement Agreement of even date herewith made and entered into by CCRT, an Affiliate of Seller, in favor of Buyer and its Affiliates.

1.8	“Affiliate” means, with respect to any person, corporation or entity, any other person, corporation or entity that directly or indirectly controls, is controlled by or is under common control with such person, corporation or entity. For the purposes of this definition, “control” shall mean the power to direct the management and policies of a person, directly or indirectly, whether through the ownership of voting, securities, by contract or otherwise; and the terms “common control” and “controlled” have meanings correlative to the foregoing.

1.9	“Balance Transfer Agreement” means that certain Amended and Restated Collection Agreement between Buyer (or one of its Affiliates) and Seller to be delivered at the Closing.

1.10	“Bankruptcy Receivable Purchase Agreement” means that certain Second Amendment to Bankruptcy Receivable Purchase Agreement between Seller and Buyer (or one of its Affiliates) to be delivered at the Closing.

1.11	“Blanket Settlement” means any offer to settle an Account for less than the total outstanding balance of such account mailed (whether contained in a letter, monthly billing statement, or any other regularly scheduled mailing) to five percent (5%) or more of the Accounts or obligors included in any Computer File rather than a negotiated offer relating to a single account/obligor, provided that Seller shall not use the 5% exception systematically to develop or test collection and/or settlement strategies.

1.12	“Business Day” means each day other than Saturday, Sunday or any day on which banking institutions in the State of New York are authorized or obligated by law, executive order or governmental decree to be closed.

1.13	“Charge off Reversal” means a qualifying payment on an Account that reverses the charge off of such Account in accordance with CCRT’s, its Affiliates’ or its joint venture partners then current practices; provided that no reversal may occur more than thirty-five (35) days after the date such account was charged-off.

1.14	"Closing" means the closing of the Account Purchase.

1.15	“Closing Date” means (i) with respect to the Account Purchase, the Account Purchase Closing Date, and (ii) with respect to each Forward Flow Transfer, a date that Seller gives Buyer at least three Business Days notice and that is no later than ten (10) days after the applicable Cut-off Date.

1.16	"Computer File" means the Account Purchase Computer File or any Forward Flow Computer File.

1.17	"Credit Card Account" means an unsecured, open-ended line of credit accessible or previously accessible by credit cards bearing the name and logo of Visa, U.S.A., Inc. or MasterCard International Incorporated.

1.18	“Cut-off Claim Amount” means, to Seller’s actual knowledge, the outstanding amount of an Account as of the Cut-off Date, which amount includes interest, fees or other assessments incurred through the date of charge off.

1.19	“Cut-off Date” means (i) with respect to the Account Purchase, the date on which the Account Purchase Computer File is created by Seller, which date is the close of business on May 31, 2005, and (ii) with respect to a Forward Flow Transfer, the close of business on the date on which a Forward Flow Computer File is created by Seller, which date shall occur up to the last Business Day of the month next succeeding the month in which the Accounts were charged off. For example, Accounts charging off in the month of March will have a Cut-off Date which is on or before the last Business Day in April.

1.20	“Debtor” means, with respect to any Account, the obligor or obligors obligated to make payments with respect to such Account, including any guarantor thereof, but excluding any merchant.

1.21	“Eligible Forward Flow Account” means, for any Forward Flow Transfer, each Account for which none of the criteria set forth in Paragraph 3.1 (a) — (i) are true and correct with respect to such Account, as of the applicable Closing Date, except for any such Account(s) where a Debtor’s Charge off Reversal occurs prior to the applicable Closing Date.

1.22	“Escrow Agreement” means that certain escrow agreement between Buyer and Seller to be delivered at the Closing.

1.23	“First Payment Default” means any Credit Card Account for which the Debtor does not make one minimum payment after the date such account was originated.

1.24	“Forward Flow Computer File” means with respect to each Forward Flow Transfer, computer information on file or other electronic medium, provided or to be provided by Seller to Buyer on or prior to each Closing Date (other than the Account Purchase Closing Date) that (i) lists each Account being sold on such Closing Date and the related Cut-off Claim Amounts, and (ii) includes the data fields described in Exhibit A-2 attached hereto and, to the extent available, the information to populate such data fields.

1.25	"Forward Flow Price Percentage" means the percentage set forth on Schedule 1.25.

1.26	“Forward Flow Transfer” shall mean each transfer of Accounts sold pursuant to this Agreement subsequent to the Account Purchase.

1.27	“Forward Flow Transfer Payment” means, with respect to each Forward Flow Transfer, the amount equal to the Forward Flow Price Percentage multiplied by the aggregate Cut-off Claim Amount for such Accounts.

1.28	"Ineligible Forward Flow Account" has the meaning set forth in Paragraph 3.1.

1.29	"Ineligible Purchased Account" has the meaning set forth in Paragraph 3.2.

1.30	“Minimum Asset Quality Requirements” means, for each Forward Flow Transfer of Eligible Forward Flow Accounts pursuant to Paragraph 2.2: (i) the number of Accounts with First Payment Defaults shall not exceed five percent of total charge offs; (ii) the number of Accounts that charge off within the first year of origination shall not exceed 29 percent; (iii) at least one percent of Accounts shall have paid within 90 days of the date of charge-off; (iv) the average Cut-off Claim Amount of Accounts shall range between $1,000 and $2,500; and (v) the concentration of Accounts in Texas, Florida, North Carolina, South Carolina and Nevada shall not exceed ten percent in any one such state, or twenty-five percent in the aggregate.

1.31	“NFE Account” means “no further efforts” Accounts which are identified as such in the Account Purchase Computer File.

1.32	“Non-Conforming Forward Flow Account” means, with respect to any Forward Flow Transfer, an Account or Accounts the inclusion of which in such Forward Flow Transfer would cause such Forward Flow Transfer to not satisfy the Minimum Asset Quality Requirements.

1.33	“Originating Creditor” means the entities or institutions from which Seller originally purchased the Accounts, which may or may not be the original creditor or grantor.

1.34	“Purchase Price” means $142,813,854.

1.35	“Term” means, unless this Agreement is terminated by the parties earlier pursuant to Paragraph 2.2(h), the period from the date of this Agreement to the earlier of (i) a date sixty (60) months after the date of this Agreement, and (ii) the date on which the sum of (A) the aggregate Cut-off Claim Amount of all Accounts (1) sold to and retained by Buyer under Forward Flow Transfers, or (2) offered by Seller and not purchased by Buyer pursuant to the terms of Paragraph 2.2(d); plus (B) the Shortfall or Bi-Monthly Shortfall, as applicable, for which the associated Shortfall Adjustment payment or Bi-Monthly Shortfall Adjustment payment, as applicable, is paid to Buyer and, with respect to the Shortfall Adjustment, to the extent not subsequently reversed pursuant to the terms of Paragraph 2.4(c)(iii); plus (C) the amount of any Balance Transfer Adjustment pursuant to Paragraph 2.2(i) (and not voided by the terms of Paragraph 2.2(j)), in the aggregate equals or exceeds $3.25 billion.

1.36	"Term Agreement" means an agreement substantially in the form of Exhibit B to this Agreement.

1.37	“Term Year” means each period from June 1 to and including May 31 during the Term.

1.38	“Transition Services Agreement” means that certain Transition Services Agreement between an Affiliate of Buyer and Seller to be delivered at the Closing pursuant to which Seller has agreed to provide certain services to Buyer (or its Affiliates) and the parties have designated certain individuals whose employment with Seller (or its Affiliate) shall terminate and who shall receive offers of employment from an Affiliate of Buyer.

1.39	"UCC" means Uniform Commercial Code as in effect in Georgia.

1.40	“UCC Financing Statement” means any UCC financing statement, in the form of Exhibit C attached hereto, that may be filed with respect to the Accounts.

1.41	“Wire Transfer Account” means an account designated in writing by a party hereto, from time to time, for wire transfer of certain funds to the other party.

2.	Sale and Purchase of Assets.

2.1	Account Purchase.

a)	Transfer. Upon the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell, convey, transfer and assign to Buyer, and Buyer shall purchase and accept such conveyance, transfer and assignment from Seller, without recourse except as provided herein, the Accounts included in the Account Purchase.

b)	Credits. Buyer shall be entitled to any credit resulting from the posting or receipt by Seller or an Originating Creditor of any payments or other credits on any Account transferred pursuant to the Account Purchase after the Cut-off Date and shall receive the net of such amounts from the Cut-off Date through and including the Account Purchase Closing Date after deduction, with respect to each such Account, of (i) any fees properly payable pursuant to the Collection Services Agreements with respect to such Account or (ii) if such Account was worked internally by Seller, a fee equal to thirty percent (30%) of such payments or other credits. If a payment is made to any party or any other person or entity after the Account Purchase Closing Date and Seller or its predecessor in interest should come into full possession of said payment, Seller shall, within forty (40) days after such receipt, forward to Buyer the amount so received. Seller hereby authorizes Buyer to endorse, in Seller’s name, and to negotiate or deposit to any bank account maintained by Buyer, any instrument payable or endorsed to Seller and received by Buyer from or on behalf of a Debtor in payment of an Account.

c)	Assignment of Agency Agreements. At the Closing, Seller shall deliver an assignment and assumption substantially in the form of Exhibit D attached hereto assigning all of its rights, title and interest in or to each of the Collection Services Agreements set forth on Schedule 2.1(c) hereto. At the Closing, an Affiliate of Buyer shall assume all of Seller’s liabilities and obligations under such agreements which arise on or after the Account Purchase Closing Date; provided that all liabilities and obligations of Seller arising under such agreements before the Account Purchase Closing Date shall remain the obligations and liabilities of Seller.

d)	Closing. At the Closing and solely with respect to the Accounts included in the Account Purchase, (i) Seller shall deliver an assignment, in substantially the form of Exhibit E attached hereto (an “Assignment of Accounts”), transferring to Buyer all of Seller’s right, title and interest in and to such Accounts, (ii) to the extent required by Buyer, Seller shall authorize Buyer, at Buyer’s cost, to complete and file a UCC Financing Statement, and (iii) Seller shall deliver to Buyer all electronic drafts with respect to all paying Accounts, any post-charge off collector notes, and such other information as set forth in Exhibits A-1 and A-3.

2.2	Forward Flow Transfers.

a)	Purchases and Sales. Upon the terms and conditions set forth herein, on each Closing Date (other than the Account Purchase Closing Date), Seller shall sell, convey, transfer and assign to Buyer, and Buyer shall purchase and accept such conveyance, transfer and assignment from Seller, without recourse except as provided herein, the Eligible Forward Flow Accounts listed on the applicable Forward Flow Computer File for such Closing Date. Each such Forward Flow Computer File shall be sent to Buyer on or before the last Business Day of the month in which the applicable Cut-off Date occurred.

b)	Volume Requirements. The minimum Cut-off Claim Amount of Eligible Forward Flow Accounts to be sold each Term Year by Seller pursuant to this Agreement is $600 million (the “Yearly Minimum”), and Buyer only shall be required to purchase Eligible Forward Flow Accounts with an aggregate Cut-off Claim Amount of $660 million per Term Year (the “Yearly Requirement”). The sole remedy for a failure by Seller to deliver the Yearly Minimum shall be the obligation to pay Shortfall Adjustments pursuant to Paragraph 2.4(c).

c)	Right of First Refusal. In each Term Year that Seller shall be able to offer to other purchasers the Eligible Forward Flow Accounts with an aggregate Cut-off Claim Amount in excess of the Yearly Requirement (the “Excess Eligible Accounts”), Seller shall conduct an auction to sell such Excess Eligible Accounts. In connection with any such auction, Seller shall (contemporaneously with its initial offering) provide to Buyer a due diligence file containing any Excess Eligible Accounts. Immediately after the close of such auction, Seller shall give Buyer notice of the highest bid price (the “Market Price”) for the Excess Eligible Accounts. Buyer shall have a right of first refusal to purchase the Excess Eligible Accounts at the Market Price. Buyer shall (i) notify Seller of its intent to exercise its right of first refusal within one (1) Business Day after receipt of notice of the Market Price, and (ii) pay the Market Price to Seller within ten (10) Business Days of notifying Seller of its intent to exercise its right of first refusal. If Buyer fails to so notify Seller or pay the Market Price, in each case within the applicable time period, Seller may sell the Excess Eligible Accounts to the highest bidder in the auction at the Market Price. If Buyer refuses to purchase at the Market Price and Seller fails or is otherwise unable to close the sale of such accounts to the Market Price bidder, then Buyer shall have the right to purchase, at its election, the Excess Eligible Accounts at the Forward Flow Price Percentage.

d)	Treatment of Excess Eligible Accounts. Excess Eligible Accounts offered by Seller in any Term Year pursuant to Paragraph 2.2(c) in excess of $660 million up to and including $800 million shall apply toward the $3.25 billion commitment of Seller for purposes of determining the expiration of the Term regardless of whether such Accounts are purchased by Buyer, and any Excess Eligible Accounts offered by Seller in any Term Year in excess of $800 million that are not purchased by Buyer shall not apply towards the $3.25 billion commitment of Seller for purposes of determining the expiration of the Term.

e)	Non-Conforming Forward Flow Accounts. Seller, on a random basis, shall withdraw from the pool of all Non-Conforming Forward Flow Accounts, the Accounts required to maintain the Minimum Asset Quality Requirements of any Forward Flow Transfer. To the extent Non-Conforming Forward Flow Accounts exist, Seller will offer such accounts for sale to Buyer on the same terms and conditions applicable to any purchases of an Eligible Forward Flow Account pursuant to this Agreement. Buyer shall have the option to purchase such Non-Conforming Forward Flow Accounts, which purchases shall apply to the Yearly Minimum for the applicable Term Year and the $3.25 billion commitment of Seller for purposes of determining the Term.

f)	Closing Documents. On each Closing Date (other than the Account Purchase Closing Date) and solely with respect to the Accounts transferred at such Closing Date, (i) Buyer and Seller will enter into a Term Agreement, in substantially the form of Exhibit B attached hereto, confirming the sale and acceptance of such Accounts, as identified by Seller in the applicable Forward Flow Computer File, (ii) upon receipt of the applicable Forward Flow Transfer Payment, Seller will deliver an Assignment of Accounts, transferring to Buyer all of Seller’s right, title and interest in and to such Accounts, and (iii) to the extent required by Buyer, Seller shall authorize Buyer, at Buyer’s cost, to complete and file a UCC Financing Statement.

g)	Credits. Buyer shall be entitled to any credit resulting from the posting or receipt by Seller or an Originating Creditor of any payments or other credits on any Accounts transferred pursuant to a Forward Flow Transfer after purchase of such Accounts by Seller. If a payment is made to any party or any other person or entity after such applicable Cut-off Date and Seller or its predecessor in interest should come into full possession of said payment, Seller shall, within forty (40) days after receipt, forward to Buyer the amount paid. Seller hereby authorizes Buyer to endorse, in Seller’s name, and to negotiate or deposit to any bank account maintained by Buyer, any instrument payable or endorsed to Seller and received by Buyer from or on behalf of a Debtor in payment of an Account transferred pursuant to a Forward Flow Transfer.

h)	Termination of Agreement. Notwithstanding anything herein to the contrary, Buyer, in addition to any other rights and remedies it may have against Seller, may cancel and terminate this Agreement if Seller fails to correct or cure any material breach hereunder after 30 days’ prior written notice of such breach from Buyer. Notwithstanding anything herein to the contrary, Seller, in addition to any other rights and remedies it may have against Buyer, may cancel and terminate this Agreement if Buyer fails to correct or cure any material breach of (i) Paragraph 6.3, to the extent such breach has a material adverse effect on Seller’s or its Affiliates’ account origination business, or (ii) Paragraph 2.4(a) or (b), in each case after 30 days’ prior written notice of such breach from Seller. The termination of this Agreement shall be without prejudice to any rights or obligations of the parties accruing prior to such termination. In addition, the provisions of Paragraphs 3, 7 and 11.19 and any obligations under this Agreement arising in connection with all previously sold Accounts shall survive the termination or expiration of this Agreement.

i)	Majestic Breach. To the extent that the “Six Month Rolling Average” (as defined in Exhibit C of the Balance Transfer Agreement) is less than 35,000, then the amount of Eligible Forward Flow Accounts to be delivered by Seller pursuant to this Paragraph 2.2 shall be reduced in the month following any such shortfall under the Balance Transfer Agreement by the product of (i) 35,000 minus the Six Month Rolling Average and (ii) the average Cut-off Claim Amount of the Accounts sold pursuant to this Paragraph 2.2 during the 90-day period prior to the shortfall occurring under the Balance Transfer Agreement (the “Balance Transfer Adjustment”). The amount of any Balance Transfer Adjustment resulting from a deficit under the Balance Transfer Agreement shall reduce the Yearly Minimum and the $3.25 billion commitment of Seller for purposes of determining the expiration of the Term unless the Balance Transfer Agreement is deemed not to have been breached by Buyer (or its Affiliate) pursuant to Paragraph 2.2(j) below.

j)	Notwithstanding anything to the contrary above: (i) the amount of Eligible Forward Flow Accounts to be delivered by Seller, the Yearly Minimum and the $3.25 billion commitment shall not be reduced; and (ii) Buyer (or its Affiliate) will be deemed not to have breached the Balance Transfer Agreement if (A) Buyer’s deficit under the Balance Transfer Agreement is the result of Seller’s failure to deliver Eligible Forward Flow Accounts with an aggregate Cut-off Claim Amount equal to or in excess of $150 million within the 180 day period prior to such deficit under the Balance Transfer Agreement, or (B) a Bi-Monthly Shortfall Adjustment is triggered pursuant to Paragraph 2.4(c)(ii) of this Agreement.

2.3	Employees. Buyer or its Affiliates shall have the right to obtain certain services from Seller and the right to hire certain employees of Seller (or its Affiliate), each as set forth in the Transition Services Agreement.

2.4	Payments.

a)	Purchase Price. On the Account Purchase Closing Date, Buyer shall pay to Seller the Purchase Price for the Account Purchase, the Forward Flow Transfers and the right to hire certain employees of Seller (or its Affiliate) as identified in the Transition Services Agreement, as follows:

(i)	$132,813,854 at the Closing, in cash or in other immediately available funds to the Wire Transfer Account, and

(ii)	$10,000,000 to be deposited in escrow (the “Escrow”) pursuant to the terms and conditions of the Escrow Agreement.

b)	Forward Flow Transfer Payments. On each Closing Date (other than the Account Purchase Closing Date), Buyer shall pay to Seller the applicable Forward Flow Transfer Payment in cash or other immediately available funds to the Wire Transfer Account.

c)	Price Reduction.

(i)	If the Cut-off Claim Amount of Accounts transferred pursuant to Forward Flow Transfers is less than $270 million in any given six-month period during the Term, the Forward Flow Transfer Payments shall be reduced in the following six-month period by an amount that is determined by multiplying the Cut-off Claim Amount of Accounts transferred pursuant to Forward Flow Transfers for the six-month period that is less than $270 million (the “Shortfall”), by the factor set forth on Schedule 2.4 attached hereto (such amount, the “Shortfall Adjustment”). If the total Cut-off Claim Amount of the Accounts transferred pursuant to the Forward Flow Transfers in the following 120 days is insufficient to offset the Shortfall, Seller shall pay Buyer the portion of the Shortfall Adjustment from the prior six-month period that has not been offset.

(ii)	Notwithstanding anything to the contrary in Section 2.4(c)(i) above, if CCRT, its Affiliates or its joint venture partners elects not to sell Accounts to Seller that are otherwise available to be sold, or Seller elects not to sell Accounts to Buyer that are otherwise available to be sold (other than Excess Eligible Accounts which sale shall be governed by Paragraphs 2.2(c) and 2.2(d)), in either case that results in the Cut-off Claim Amount of Accounts transferred pursuant to Forward Flow Transfers being less than $50 million in any consecutive two-month period, Seller shall pay to Buyer within ten days after the end of such two-month period an amount that is determined by multiplying (x) the difference between $90 million and the Cut-off Claim Amount of Accounts transferred in such two-month period (a “Bi-Monthly Shortfall”), by (y) the factor set forth on Schedule 2.4 attached hereto (such amount, a “Bi-Monthly Shortfall Adjustment”), plus the amount of any Shortfall Adjustment from the prior six-month period that has not been offset. The amount of any Bi-Monthly Shortfall that results in a Bi-Monthly Shortfall Adjustment payment shall reduce the Yearly Minimum and the $3.25 billion commitment of Seller for purposes of determining the expiration of the Term.

(iii)	Once the total Cut-off Claim Amount of Accounts transferred pursuant to the Forward Flow Transfers is equal to or greater than $2.4 billion, up to $5.0 million of the Escrow may be used to pay any Shortfall Adjustments, and once the total Cut-off Claim Amount of Accounts transferred pursuant to the Forward Flow Transfers is equal to or greater than $3.0 billion, the remaining portion of the Escrow may be used to pay any Shortfall Adjustments. The amount of any Shortfall associated with a Shortfall Adjustment paid shall reduce the Yearly Minimum and the $3.25 billion commitment of Seller for purposes of determining the expiration of the Term. Seller shall be entitled to recover all or a portion of any Shortfall Adjustment so paid if in any subsequent period Seller exceeds its aggregate minimum volume requirements to such date under the Forward Flow Transfers; provided, however, any recovery of a Shortfall Adjustment payment shall reverse the previous reduction resulting from such Shortfall in the Yearly Minimum and the $3.25 billion commitment of Seller for purposes of determining the expiration of the Term.

3.     Repurchase of Certain Accounts.

3.1	Ineligible Forward Flow Accounts. In the event any Account is, at the time of the applicable Forward Flow Transfer, an Ineligible Forward Flow Account, then Seller, during the period commencing on the applicable Closing Date and continuing for 180 days thereafter (the “Guarantee Period”), shall repurchase such Ineligible Forward Flow Account for an amount equal to (i) the Forward Flow Price Percentage multiplied by (ii) the Cut-off Claim Amount of each such Ineligible Forward Flow Account minus any payments received thereon by Buyer, prior to the date such Ineligible Forward Flow Accounts are repurchased. Seller’s obligation regarding any Ineligible Forward Flow Accounts shall terminate upon the expiration of the Guarantee Period as to any Ineligible Forward Flow Account for which Seller has not received written notice identifying such Account as an Ineligible Forward Flow Account prior to expiration of such period. For purposes of this Agreement, an “Ineligible Forward Flow Account” shall mean an Account included in a Forward Flow Transfer for which at least one of the following criteria exists as of the applicable Closing Date: (a) the Debtor(s) has filed, after origination of such Account or the date CCRT, its Affiliates or its joint venture partners, as applicable, acquired such Account, a petition for relief under any United States Bankruptcy Code, which has not been dismissed prior to such date; (b) the Debtor(s) is deceased after origination of such Account or the date CCRT, its Affiliates or its joint venture partners, as applicable, acquired such Account; (c) the Account has been paid in full, settled or otherwise discharged by Seller or one of its predecessors or by a court of competent jurisdiction; (d) the Account was originated by fraud; (e) the Cut-off Date Amount is less than $200.00; (f) Seller received written notice of any dispute, counterclaim, or defense; (g) Seller has received written notice that the Debtor or his representative has commenced litigation, arbitration, or any other formal or informal proceeding against Seller or its predecessor; (h) any CCRT originated Account which, pursuant to the applicable cardholder agreement or disclosure statement, mandates that claims, disputes or other controversies arising out of or relating to such Account be submitted to any form of arbitration or alternative dispute resolution process including, without limitation, binding or mandatory arbitration; or (i) the Account does not comply with the representations and warranties set forth in Paragraph 5.1(a) that are made with respect to a Forward Flow Transfer and Paragraph 5.1(b) of this Agreement. Other than Buyer’s right to seek indemnification pursuant to Paragraph 9.1(b), the sole remedy for a breach of the foregoing eligibility criteria shall be the repurchase obligation pursuant to this Paragraph 3.1.

3.2	Ineligible Purchased Accounts. In the event more than 1% of the total Cut-off Claim Amount of Accounts (other than the NFE Accounts) included in the Account Purchase are Ineligible Purchased Accounts at the time of the Account Purchase Closing Date, then Seller, during the Guarantee Period, shall repurchase such excess Ineligible Purchased Accounts for an amount equal to (i) the Account Purchase Putback Factor multiplied by (ii) the Cut-off Claim Amount of such Ineligible Purchased Accounts minus any payments received thereon by Buyer, prior to the date such Ineligible Purchased Accounts are repurchased. Seller’s obligation pursuant to this Paragraph 3.2 shall terminate upon the expiration of the Guarantee Period as to any Ineligible Purchased Account for which Seller has not received written notice identifying such Account as an Ineligible Purchased Account prior to expiration of such period. For purposes of this Agreement, an “Ineligible Purchased Account” shall mean an Account transferred pursuant to the Account Purchase which at least one of the following criteria exists as of the Account Purchase Closing Date: (a) the Debtor(s) has filed, after origination of such Account or the date CCRT, its Affiliates or its joint venture partners, as applicable, acquired such Account, a petition for relief under any United States Bankruptcy Code, which has not been dismissed as of such date; (b) the Debtor(s) is deceased, after origination of such Account or the date CCRT, its Affiliates or its joint venture partners, as applicable, acquired such Account; (c) the Account has been paid in full, settled or discharged by Seller, one of its predecessors or by a court of competent jurisdiction; (d) the Account was originated by fraud; (f) Seller received written notice of any dispute, counterclaim, or defense; (g) Seller received written notice that the Debtor or his representative has commenced litigation, arbitration, or any other formal or informal proceeding against Seller or its predecessor; or (h) the Account does not comply with the representations and warranties set forth in Paragraph 5.1(a) that is made on the Account Purchase Closing Date and Paragraph 5.1(c) of this Agreement. Other than Buyer’s right to seek indemnification pursuant to Paragraph 9.1(a), the sole remedy for a breach of the foregoing eligibility criteria shall be the repurchase obligation pursuant to this Paragraph 3.2.

3.3	Documentation for Repurchase. Buyer is required to provide to Seller reasonable documentation to demonstrate to Seller’s reasonable satisfaction, that the Accounts to be repurchased pursuant to this Paragraph 3 qualify as an Ineligible Forward Flow Account or Ineligible Purchased Account, as applicable. Such documentation may include (to the extent necessary and applicable): copies of death certificates or other public references to the Debtor and date of death; copies of bankruptcy petition (including the name, address and telephone number of Debtor’s bankruptcy counsel); affidavits of Debtor stating resolution by prior payment; police reports or notarized affidavits of Debtor attesting to fraud; copies of any filed Form 1099; and/or police reports or any other documentation which reasonably supports the claim for repurchase. Letters from family members identifying death of the Debtor, letters from attorneys identifying bankruptcy of the Debtor, and copies of credit reports with reference to death or bankruptcy of the Debtor shall be subject to confirmation by Seller. The documentation provided for herein may be provided electronically in a format as provided in Exhibit G and may include those data fields provided by a nationally recognized data provider (such as those provided by LexisNexis Banko Incorporated).

4.     Conditions Precedent to Purchase or Sale of Accounts.

4.1	Conditions Precedent to Closing. Seller’s obligation to sell and Buyer’s obligation to purchase any Accounts on the Account Purchase Closing Date will be subject to the following conditions, which may be waived by either party with respect to the other party’s satisfaction of a condition:

a)	Representations and Warranties. Each party’s applicable representations and warranties, as the case may be, in this Agreement will be true and correct in all material respects as of the Account Purchase Closing Date.

b)	Compliance with Covenants and Agreements. Each party will have complied in all material respects with any obligation required to be performed by it on or before the Account Purchase Closing Date.

c)	Bankruptcy. Each party is solvent, has not instituted a bankruptcy proceeding seeking relief under any bankruptcy law, has not made a general assignment for the benefit of its creditors or is dissolved or passes a resolution for its winding-up.

d)	Ancillary Agreements. Each party shall have executed and delivered the Acknowledgement Agreement, the Escrow Agreement, the Transition Services Agreement, the Balance Transfer Agreement and the Bankruptcy Receivable Purchase Agreement, each in substantially the form as of the date hereof.

e)	Financing. Buyer shall have obtained the financing necessary to pay the Purchase Price; provided, however, that this condition shall be deemed unsatisfied after June 10, 2005 and, after such time, Seller has the right to terminate this Agreement without further obligation on the part of either party.

4.2	Conditions Precedent to Each Forward Flow Transfer. Seller’s obligation to sell and Buyer’s obligation to purchase any Accounts pursuant to any Forward Flow Transfer on the applicable Closing Date will be subject to the following conditions, which may be waived at the sole discretion of Buyer with respect to Seller’s satisfaction of a condition:

a)	Representations and Warranties. Each party’s applicable representations and warranties, as the case may be, in this Agreement will be true and correct in all material respects as of such Closing Date.

b)	Compliance with Covenants and Agreements. Each party will have complied in all material respects with any obligation required to be performed by it on or before such Closing Date.

c)	Bankruptcy. Each party is solvent, has not instituted a bankruptcy proceeding seeking relief under any bankruptcy law, has not made a general assignment for the benefit of its creditors or is dissolved or passes a resolution for its winding-up.

5.     Representations and Warranties of Seller.

5.1	Representations and Warranties of Seller.

a)	All Accounts. As of each Closing Date, Seller represents and warrants in connection with the Account Purchase (other than the NFE Accounts purchased thereunder) and each Forward Flow Transfer that:

(i)	Organization; Status. Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Georgia. Seller has the power and authority to own the Accounts and to carry on the business relating to such Accounts.

(ii)	Capacity; Authority; Validity. Seller has all necessary power and authority to make, execute and deliver this Agreement and to perform all of the obligations to be performed by it under this Agreement. The making, execution, delivery and performance of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Seller. This Agreement has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery hereof by Buyer, this Agreement will constitute the valid, legal and binding obligation of Seller, enforceable against Seller in accordance with its respective terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws relating to or affecting creditors’ rights generally and by general equity principles).

(iii)	Conflicts; Defaults. Neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated hereby will (i) conflict with, result in the breach of, constitute a default under, or accelerate the performance provided by, the terms of any order, law, regulation, contract, indenture, mortgage, instrument, commitment, order, judgment or decree to which Seller is a party or by which Seller is bound, other than any such breach or default that will not have a material adverse effect on Seller, or (ii) violate the limited liability company agreement of Seller.

(iv)	Consents. No consent, approval, authorization or order of, or filing, registration or qualification with, any court, governmental authority or third party (each, a “Consent”) is required in connection with the execution, delivery or performance of this Agreement other than (i) those Consents that have been or will be, before the applicable Closing Date, obtained or (ii) where the failure to obtain such Consents will not have a material adverse effect on Seller. Seller is not in default under, and no event has occurred which, with the lapse of time or otherwise, will result in a default under the terms of any judgment, order, writ, decree, permit or license of any agency of any government or court, whether federal, state, municipal or local and whether at law or in equity, which would have a material adverse effect on Seller.

(v)	Litigation. There is no pending or, to Seller’s actual knowledge, threatened action, investigation, litigation or proceeding by or against Seller which would (i) prevent Seller from performing its obligations hereunder in any material respect or (ii) have a material adverse effect on, result in a lien against, or otherwise materially impair such Accounts.

(vi)	Effect of Law on Closing. There is no federal or state statute, rule or regulation, or order or rule of any federal or state regulatory agency that would prevent Seller from performing its obligations under this Agreement.

(vii)	Sole Ownership to the Accounts. Seller is the sole and exclusive owner of the Accounts transferred on such Closing Date free and clear of any lien. Delivery by Seller of such Accounts, the applicable Term Agreement, if any, and the applicable Assignment to Buyer on the applicable Closing Date will (i) vest in Buyer sole and exclusive ownership of the Accounts free and clear of any lien, claim, or interest of any type and in compliance with all federal or state statutes, rules or regulations, or any order or rule of any federal or state regulatory agency and (ii) constitute a valid assignment of Seller’s interest in such Accounts, the applicable Term Agreement, if any, and the applicable Assignment, enforceable against Seller and all other persons, including, without limitation, creditors of and all other entities that have purchased or will purchase assets from Seller. Other than the sale of Accounts to Buyer as provided in this Agreement, Seller has not assigned, sold, conveyed, transferred, granted, created, otherwise disposed of, or suffered to exist, any lien, claim, or interest of any type, in or to such Accounts.

(viii)	Valid Account. Each Account included in the Account Purchase is the legal, valid and binding obligation of the Debtor and is enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(ix)	Compliance with Laws. Seller has complied, in all material respects, with all local, state and federal laws and regulations applicable to debt collection including, without limitation, the U.S. Bankruptcy Code, the federal Consumer Credit Protection Act, the federal Fair Credit Reporting Act and the federal Fair Debt Collection Practices Act, with respect to the Accounts transferred as of such Closing Date.

(x)	Accurate Reflection of Seller Party’s Data. The data fields as set forth in the applicable Computer File accurately reflect in all material respects the information in Seller’s database with respect to the data fields listed therein.

(xi)	Card Member Agreements. No Account is subject to any card member agreement and disclosure statement mandating claims, disputes or other controversies arising out of or relating to an Account to be submitted to any form of arbitration or alternative dispute resolution process including, without limitation, binding or mandatory arbitration.

(xii)	Accuracy of Certain Information. Except with respect to the Specialized Legal File identified in the Account Purchase Computer File, to Seller’s actual knowledge, the written and electronic diligence information provided to the Buyer in contemplation of the transactions pursuant to this Agreement, including but not limited to the information contained in each Computer File, and the Cut-off Claim Amounts are true and accurate in all material respects; provided that this representation shall not apply to any information that constitutes projections, predictions or other forward looking statements of any nature.

(xiii)	Post Charge off Assessments. Except with respect to the Specialized Legal File identified in the Account Purchase Computer File, no interest, fees, or other charges have been assessed or applied by Seller on any Account after the date of charge off.

(xiv)	Notice. Seller has not received any written notice of any dispute, offset, or other defenses asserted by anyone in connection with the Accounts to be transferred on such Closing Date.

b)	Forward Flow Accounts. As of each Closing Date (other than the Account Purchase Closing Date), Seller represents and warrants that since acquiring the Accounts set forth on the applicable Forward Flow Computer File, none of such Accounts has been worked by Seller or its agents (other than routine responses to inquiries received from the Debtor) or assigned by Seller or its agents to anyone for any purpose, including, without limitation, any attempt to initiate contact with the Debtor or otherwise collect the Account (whether by outbound telephone calls, outbound letters or through any other means).

c)	Purchased Accounts. As of the Account Purchase Closing Date, Seller represents and warrants that:

(i)	The Accounts transferred pursuant to the Account Purchase are the only accounts owned by Seller as of the Account Purchase Closing Date, other than (i) Accounts which have been paid in full, settled in full or where the Debtor has received and accepted a Majestic balance transfer offer (whether or not an initial payment has been made), in each case, prior to the Account Purchase Closing Date, (ii) accounts acquired from parties other than CCRT, its Affiliates or joint venture partners related to the Majestic Balance Transfer Program, (iii) Chapter 13 bankruptcy accounts purchased by Seller; or (iv) the Fingerhut sale file previously delivered by Seller to Buyer.

(ii)	Except with respect to the Specialized Legal File identified in the Account Purchase Computer File, the Accounts (other than the NFE Accounts) transferred pursuant to the Account Purchase may be subject to a collection/servicing agreements and if so, none of the agreements (i) grant to anyone more than a fifty percent (50%) contingency fee on any amounts collected and (ii) are substantially and materially different from the forms identified and delivered by Seller to Buyer on the date of this Agreement.

(iii)	Seller has not within the six month period immediately prior to the Account Purchase Closing Date initiated any programs or procedures that materially altered or modified its collection practices or which materially deviated from the programs and procedures disclosed to Buyer during its due diligence investigation.

(iv)	None of the Accounts (other than the NFE Accounts) have been subjected by Seller or, to Seller’s actual knowledge its agents, to a settlement offer or an offer of compromise that by its terms offered to accept as payment in full an amount less than fifty percent (50%) of the Cut-off Claim Amount including interest assessed by Seller, as a part of a Blanket Settlement.

(v)	The financial statements of the business relating to the Accounts and other assets being sold pursuant to this Agreement on the Account Purchase Closing Date and to be provided to Buyer pursuant to Paragraph 6.6 will be correct in all material respects, and will have been prepared in accordance with the requirements of the Securities and Exchange Commission and will fairly present, in all material respects, the information required to be set forth therein. The books of account and other financial records with respect to the business relating to the Accounts and other assets being sold pursuant to this Agreement on the Account Purchase Closing Date are accurate and complete in all material respects.

d)	NFE Accounts. As of the Account Purchase Closing Date, Seller represents and warrants that each NFE Account that is a Chapter 7 bankruptcy account or deceased account was, at the time of charge off, the legal, valid and binding obligation of the Debtor and was, at the time of charge off, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

e)	No Other Representations and Warranties by Seller. Except for the representations and warranties contained in this Paragraph 5.1, notwithstanding anything to the contrary in this Agreement, Seller, makes no representation or warranty, either express or implied, regarding (i) the credit quality of the Accounts or (ii) the future performance of the Accounts. Buyer acknowledges and agrees that none of the representations and warranties made in Paragraph 5.1(b) are being made with respect to the Accounts transferred pursuant to the Account Purchase and that none of the representations and warranties made in Paragraph 5.1(c) are being made with respect to the Accounts transferred pursuant to the Forward Flow Transfers and that none of the representations and warranties (other than those set forth in Paragraph 5.1(d)) are being made with respect to the NFE Accounts.

5.2	Buyer's Representations and Warranties. As of each Closing Date, Buyer represents and warrants that:

a)	Organization; Status. Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the power and authority to purchase the Accounts and to carry on the business relating to such Accounts.

b)	Capacity; Authority; Validity. Buyer has all necessary power and authority to make, execute and deliver this Agreement and to perform all of the obligations to be performed by it under this Agreement. The making, execution, delivery and performance of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery hereof by Seller, this Agreement will constitute the valid, legal and binding obligations of Buyer, enforceable against Buyer in accordance with its respective terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws relating to or affecting creditors’ rights generally and by general equity principles).

c)	Conflicts; Defaults. Neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated hereby will (i) conflict with, result in the breach of, constitute a default under, or accelerate the performance provided by, the terms of any order, law, regulation, contract, indenture, mortgage, instrument, commitment, order, judgment or decree to which Buyer is a party or by which Buyer is bound, other than any such breach or default that will not have a material adverse effect on Buyer or (ii) violate the limited liability company agreement of Buyer.

d)	Consents. No Consent is required in connection with the execution, delivery or performance of this Agreement other than (i) those Consents that have been or will be, before the applicable Closing Date, obtained or (ii) where the failure to obtain such Consents will not have a material adverse effect on Buyer. Buyer is not in default under, and no event has occurred which, with the lapse of time or otherwise, will result in a default under the terms of any judgment, order, writ, decree, permit or license of any agency of any government or court, whether federal, state, municipal or local and whether at law or in equity, which would have a material adverse effect on Buyer.

e)	Effect of Law on Closing. There is no federal or state statute, rule or regulation, or order or rule of any federal or state regulatory agency that would prevent Buyer from performing its obligations under this Agreement.

5.3	Buyer’s Decision to Purchase.

a)	Due Diligence. Buyer has completed all due diligence it deems necessary. The sale and assignment of Accounts are without recourse to Seller, and without warranty of any kind (including, without limitation warranties pertaining to the nature, validity, collectibility, enforceability and value of the Accounts) except as stated herein. Buyer acknowledges and agrees that: (i) the written due diligence materials (including, without limitation, each of the Computer Files) made available to Buyer are an adequate and sufficient basis on which to determine whether and at what price to purchase the Accounts; and (ii) Buyer has made such independent investigation as it deems to be warranted into the nature, validity, enforceability, collectibility, and value of the Accounts and all other facts it deems material to its purchase, and is entering into this transaction solely on the basis of Buyer’s investigation and its own judgment and independent determination of the value of the Accounts, and is not acting in reliance on any representations or warranties made, or any oral or other unwritten information furnished or provided, by Seller or Seller’s employees, agents, representatives or independent contractors, other than the express representations and warranties of Seller contained in this Agreement.

b)	Independent Determination. Buyer has made independent determination of (i) the value of the Accounts; and (ii) the possible reduction in value resulting from the limited representations and warranties of Seller contained in this Agreement.

c)	Disputed Accounts. Buyer acknowledges that some Accounts, or certain transactions posted to some Accounts, may be subject to potential claims or disputes by a Debtor against Seller; provided, however, that prior to the applicable Closing Date, Seller or its predecessors have not received any written notice of the existence of such disputes or claims with respect to such Accounts (other than the NFE Accounts). Buyer purchases all Accounts expressly subject to any rights of a Debtor. Buyer acknowledges and agrees that it has performed its financial and business due diligence with respect to the portfolio of accounts and the operations of Seller and that Buyer is satisfied with the results of such financial and business due diligence and determination of the Purchase Price, the Account Purchase Putback Factor and the Forward Flow Price Percentage.

d)	No Tax Advice. Buyer acknowledges that none of Buyer nor any of its respective Affiliates is relying on Seller for U.S. federal, state, local or foreign income tax advice or relying on Seller to warrant or guarantee the accuracy of any legal conclusions rendered to Buyer or any of its respective Affiliates by anyone other than Seller, its Affiliates or its counsel.

6.	Conduct of Business.

6.1	Notice. After each Closing Date, Seller may give a Debtor written or oral notice of the transfer of such Debtor’s Account to Buyer at the Debtor’s last known address. If Seller elects to provide written notice, it shall first provide to Buyer, for its approval and consent (which consent shall not be unreasonably withheld or delayed), a copy of the letter or script that Seller intends to give to any Debtor; provided, that such approval and consent shall not be required to the extent such written notice is in response to an inquiry from a Debtor.

6.2	Communications. From and after the date of the delivery of the applicable Computer File to Buyer, Seller, within forty-five calendar days of receipt, will deliver to Buyer any communications received by Seller with respect to the Accounts identified in such Computer File. With respect to the Accounts sold by Seller hereunder, Seller will change and maintain its records on its computer system to indicate that such Accounts have been sold. If Seller is contacted by any Debtor or a representative of any Debtor, Seller will direct all such individuals to contact Buyer via its collection agent at 1-888-303-3005.

6.3	Debt Collections of Accounts. If Buyer or its agent collects or attempts to collect on an Account, Buyer and its agents will at all times:

a)	Comply, in all material respects, with all local, state and federal laws and regulations applicable to debt collection including, without limitation, the U.S. Bankruptcy Code, the federal Consumer Credit Protection Act, the federal Fair Credit Reporting Act and the federal Fair Debt Collection Practices Act; and

b)	For any Account where the statute of limitations has run, not falsely represent that a lawsuit will be filed if the Debtor does not pay.

6.4	Credit Bureau Reporting. After the Account Purchase Closing Date, Seller will delete its trade-line as currently reported with respect to the Accounts transferred to Buyer on such Closing Date. Seller shall not report any of the Accounts subject to any Forward Flow Transfer. It is at Buyer’s discretion to report the Account status to the credit bureau reporting agencies. Buyer may use the name of the original grantor or issuer of any Account in connection with its credit reporting of such accounts, provided that the name used by Buyer with respect to such Account is as set forth in the applicable Computer File data field called “Credit Bureau Referral Name” as provided to by Seller to Buyer; provided, however, that if such data field was not populated in the applicable Computer File, Seller shall have five (5) Business Days following the applicable Closing Date to provide to Buyer such information.

6.5	Account Documents. Seller will furnish to Buyer, at Buyer’s request, within (a) one hundred eighty (180) days after such request by Buyer with respect to the Accounts sold on the Account Purchase Closing Date and (b) ninety (90) days after such request by Buyer with respect to the Accounts sold pursuant to a Closing Date (other than the Account Purchase Closing Date), the Account Documents specified by Buyer pursuant to such request with respect to the Accounts purchased on such Closing Date, and Buyer shall reimburse Seller for the costs and expenses (out-of-pocket or otherwise) with respect thereto. The Account Documents provided to Buyer may be original documents or copies thereof, whether by photocopy, microfiche, microfilm or other reproduction process.

Without limiting the generality of the forgoing provision, Seller may hire, at Buyer’s expense, a sufficient number of temporary agents or employees for the purpose of promptly and efficiently retrieving and imaging the Account Documents requested by Buyer. All of Seller’s obligations with respect to document retrieval for each Account shall cease upon delivery of the applicable Account Documents to Buyer unless compelled by a court of competent jurisdiction as a result of a third-party claim against Buyer with respect to such matter. For each Account for which no Account Documents exist, Seller shall deliver, or in the case of Forward Flow Transfers Seller shall cause to be delivered from CCRT, to Buyer an affidavit in substantially the form of Exhibit H.

6.6	Financial Statements. Seller shall provide to Buyer no later than 60 days after the Closing of the Account Purchase audited historical financial statements of the business relating to the Accounts and other assets being sold to Buyer by Seller pursuant to this Agreement on the Account Purchase Closing Date as of and for the years ended December 31, 2002, December 31, 2003 and December 31, 2004. The Seller also agrees to deliver to Buyer no later than 45 days after the Closing of the Account Purchase unaudited income statements, statements of revenues and expenses of acquired operations or equivalent of the business relating to the Accounts and other assets being sold to Buyer on the Account Purchase Closing Date for the three and six month periods ended June 30, 2004 and for the periods from April 1, 2005 and January 1, 2005 through the Account Purchasing Closing Date. The fees of Seller’s auditor for the audit and the preparation of such financial statements shall be paid by Buyer up to an amount of Sixty-Seven Thousand Dollars ($67,000.00), and any fees in excess of such amount shall be the responsibility of Seller.

6.7	Access to Books and Records. From and after the Closing of the Account Purchase until March 31, 2009, Seller shall upon request from Buyer during normal business hours and upon reasonable notice, to the extent necessary for Buyer to (a) complete its initial audit and (b) comply with Securities and Exchange Commission requirements, in each case solely with respect to the periods covered by the financial statements prepared pursuant to Paragraph 6.6: (i) make available and permit Buyer and its representatives and agents to inspect and copy books and records which relate to the business of Seller transferred to Buyer pursuant to this Agreement and the transactions contemplated hereby and personnel records for Seller’s employees who accept Buyer’s offer of employment; and (ii) arrange discussions with its current officers and employees regarding the business of Seller transferred to Buyer pursuant to this Agreement and the transactions contemplated hereby; provided, however, that (A) all such inspection, copying and assistance shall be at Seller’s place of business at reasonable times, (B) all such inspection, copying and assistance shall be at the sole cost and expense of Buyer, and (C) Buyer shall treat all such records and information obtained and the contents thereof as confidential and not disclose such records or information to any other person or entity except as required by applicable law.

6.8	Seller as Witness.

a)	If Buyer files any legal action to collect on an Account and requests or subpoenas an officer or employee of Seller to appear at a trial, hearing or deposition to testify, Buyer will reimburse Seller for the officer’s or employee’s out-of-pocket, travel-related expenses, plus a per diem allowance equal to (i) 1/365 of the officer’s annual salary or (ii) the hourly rate Seller is required under law to pay any non-exempt employee.

b)	If Seller requests or subpoenas an officer or employee of Buyer to appear at a trial, hearing or deposition to testify on any Returned Account, Seller will reimburse Buyer for the officer’s or employee’s out-of-pocket, travel-related expenses, plus a per diem allowance equal to (i) 1/365 of the officer’s annual salary or (ii) the hourly rate Buyer is required under law to pay any non-exempt employee.

6.9	Debtor Communications.

a)	Buyer will, from and after the applicable Closing Date, handle and respond directly to any inquiries, requests or communications made by any person on any Account. Buyer will not refer, for any reason, any Debtor with an inquiry or any other Account issue to Seller or an Originating Creditor unless compelled by a court of competent jurisdiction as a result of a third-party claim against Buyer with respect to such matter.

b)	Seller will handle and respond directly to any inquiries, requests or communications made by any person on any Returned Account. Seller will not refer, for any reason, any Debtor with an inquiry with respect to a Returned Account to Buyer.

6.10	Originating Creditor Communications. Buyer will not (for any reason) initiate communication with or contact, by any means or method, any Originating Creditor with respect to any Accounts.

6.11	GLB Compliance. Buyer must protect and keep confidential, to the extent required by all applicable privacy laws, rules and regulations with respect to information concerning or relating to any Debtor including, without limitation, all “Nonpublic Personal Information”, as that term is defined by the Gramm-Leach-Bliley Act and any regulations promulgated in connection therewith. Buyer must collect, use, and disclose Nonpublic Personal Information only in accordance with the terms of all applicable laws, rules and regulations. Buyer has, and will continue to have for so long as it retains Nonpublic Personal Information, adequate administrative, technical, and physical safeguards to (i) ensure the security and confidentiality of Debtor records and information, (ii) protect against any anticipated threats or hazards to the security or integrity of records and (iii) protect against unauthorized access to or use of records or information.

6.12	Delivery. Seller will agree (i) to sell the Eligible Forward Flow Accounts to Buyer within ten days after the purchase thereof by Seller from the Originating Creditor and (ii) that all amounts received by Seller with respect to such Eligible Forward Flow Accounts during its ownership of such Accounts will be remitted to Buyer.

6.13	Brokers or Finders. Seller shall pay any fee or commission due or owing to SunTrust Robinson Humphrey, and each party shall pay any fee or commission due or owing to any other persons retained by such party, for or on account of services rendered as a broker or finder in connection with this Agreement or any other transaction between Seller and Buyer, which would give rise to any valid claim for the payment of any such fee or commission.

7.	Returned Accounts.

7.1	Except for Accounts that have already settled or that have pending payment or settlement arrangements, Buyer shall return to Seller, within ten (10) days after receiving a Recall Request (as defined below) from Seller, any Account purchased by Buyer that (i) is or becomes involved in pending or threatened litigation against Seller or an Originating Creditor including arbitration or any other legal or quasi-legal proceeding; (ii) forms the basis of a claim against Seller or an Affiliate, officer, director, employee, or agent of Seller or an Originating Creditor or (iii) Seller, after the Guarantee Period applicable to such Account, elects to request the return of, in its sole discretion, an Ineligible Forward Flow Account or an Ineligible Purchased Account (each, a “Recalled Account”). To the extent the current balance (i.e., the Cut-off Claim Amount less payments received by Buyer and in all cases excluding all accrued post-charge off interest) of the Recalled Accounts exceeds an aggregate of one percent (1%) of the Cut-off Claim Amount of (a) the Accounts (other than the NFE Accounts) included in the Account Purchase, and (b) the Eligible Forward Flow Accounts purchased pursuant to the Forward Flow Transfers (the “Replacement Trigger”), Seller shall repurchase all of the excess Recalled Accounts, at the rates applicable to each type of Account as specified in Section 3.1 or 3.2, as applicable. In addition, if Buyer has incurred any out-of-pocket legal expenses in connection with litigation that the Buyer has filed in connection with a Recalled Account, Seller will reimburse Buyer for such costs and expenses incurred in connection with such accounts.

7.2	If Seller determines the existence of any of the circumstances set forth in Paragraph 7.1, Seller will submit a recall request to Buyer on a form substantially similar to the document attached as Exhibit F (the “Recall Request”).

7.3	Buyer must, upon receipt of a Recall Request immediately cease all collection activity with respect to such Recalled Account. Upon Seller’s compliance with Section 7.4 and Buyer’s receipt of the repurchase price, if any, Buyer must endorse and/or re-assign each Recalled Account to Seller, with representations or warranties of free and clear title and its compliance with all applicable laws, rules and regulations. Buyer must also remove its credit reporting on any Recalled Account and, if requested by Seller, execute an appropriate UCC form evidencing return of such Accounts.

7.4	Seller must, as a condition precedent to recall, provide to Buyer a report identifying each Recalled Account and containing evidence, which is reasonably satisfactory in Buyer’s sole discretion and judgment, to verify that any identified Account meets the specific criteria specified above.

7.5	Any payments received by Buyer after receipt of a Recall Request with respect to the Recalled Accounts up to the Replacement Trigger will belong to Seller and Buyer must remit payments to Seller within thirty (30) days after receipt, in the same form as received, with negotiable instruments being endorsed by Buyer without recourse or warranty.

7.6	The current balance (i.e., the Cut-off Claim Amount less payments received by Buyer and in all cases excluding all accrued post-charge off interest) of any Recalled Accounts (excluding Accounts sold on the Account Purchase Closing Date) up to the Replacement Trigger shall reduce the amount counted toward the $3.25 billion of Seller for purposes of determining the expiration of the Term and shall reduce the amount counted toward the Yearly Minimum for the applicable Term Year.

8.	UCC. Each party hereby consents to the other party’s filing of, at its own expense, any UCC Financing Statements (including continuation statements or amendments) necessary or appropriate to give effect to such party’s purchase or repurchase of, the Accounts hereunder.

9.	Indemnity.

9.1	Indemnification by Seller.

a)	Account Purchase. Subject to Paragraphs 11.10 and 11.13 herein, Seller hereby agrees to indemnify, and hold harmless Buyer, its parents, subsidiaries and Affiliates, and their officers, directors, general and limited partners, members, managers, principals, controlling persons, agents and employees, from and against any and all damages, losses, costs or expenses (including any and all reasonable attorneys’ fees) incurred by Buyer or Buyer’s parents, subsidiaries, Affiliates, officers, directors, general and limited partners, members, managers, principals, controlling persons, employees, and agents, arising out of (i) Seller’s breach of any of the warranties and representations in Paragraphs 5.1(a) made on the Account Purchase Closing Date and Paragraphs 5.1(c) and (d), (ii) Seller’s breach of any covenants in this Agreement related to the Account Purchase (excluding any liability arising solely as a result of Buyer’s actions), (iii) the agreement between Seller and CCRT’s joint venture partner with respect to the Fingerhut Sale File, and (iv) any breach of the representations and warranties related to the Account Purchase set forth in Paragraph 1 of the Acknowledgement Agreement. At its option, Seller will have the right to assume the defense, in a manner and with counsel reasonably acceptable to Buyer, of any claims, actions, suits or other actual or threatened proceedings for which Buyer is entitled to indemnification under this Paragraph 9.1(a) and to directly pay for all losses, judgments, damages, expenses and other costs (including reasonable fees and disbursements of counsel) which may be imposed in connection therewith.

b)	Forward Flow Transfers. Subject to Paragraphs 11.10 and 11.13 herein, Seller hereby agrees to indemnify, and hold harmless Buyer, its parents, subsidiaries and Affiliates, and their officers, directors, general and limited partners, members, managers, principals, controlling persons, agents and employees, from and against any and all damages, losses, costs or expenses (including any and all reasonable attorneys’ fees) incurred by Buyer or Buyer’s parents, subsidiaries Affiliates, officers, directors, general and limited partners, members, managers, principals, controlling persons, agents and employees, arising out of (i) Seller’s breach of any of the warranties and representations in Paragraphs 5.1(a) made on each Closing Date other than the Account Purchase Closing Date and Paragraph 5.1(b), (ii) Seller’s breach of any of the covenants in this Agreement related to any Forward Flow Transfer (excluding any liability arising solely as a result of Buyer’s actions), and (iii) any breach of the representations, warranties or covenants related to any Forward Flow Transfer set forth in Paragraphs 1 and 2 of the Acknowledgement Agreement. At its option, Seller will have the right to assume the defense, in a manner and with counsel reasonably acceptable to the Buyer, of any claims, actions, suits or other actual or threatened proceedings for which Buyer is entitled to indemnification under this Paragraph 9.1(b) and to directly pay for all losses, judgments, damages, expenses and other costs, (including reasonable fees and disbursements of counsel) which may be imposed in connection therewith.

c)	Seller’s aggregate indemnification for any and all claims pursuant to Paragraph 9.1 shall be limited to $71,406,927 and shall be calculated with respect to a particular claim in the manner set forth in Schedule 9.1.

9.2	Indemnification by Buyer. Subject to Paragraphs 11.10 and 11.13 herein, Buyer hereby agrees to indemnify, and hold harmless Seller, its parents, subsidiaries and Affiliates, and their officers, directors, general and limited partners, members, managers, principals, controlling persons, agents and employees, from and against any and all damages, losses, costs or expenses (including any and all reasonable attorney’s) incurred by Seller or Seller’s parents, subsidiaries, Affiliates, officers, directors, general and limited partners, members, managers, principals, controlling persons, employees, and agents, arising out of Buyer’s breach of any of the warranties, representations and covenants of this Agreement (excluding any liability arising solely as a result of Seller’s actions). At its option, Buyer will have the right to assume the defense, in a manner and with counsel reasonably acceptable to Seller, of any claims, actions, suits or other actual or threatened proceedings for which Seller is entitled to indemnification under this Paragraph 9.2 and to directly pay for all losses, judgments, damages, expenses and other costs (including reasonable fees and disbursements of counsel) which may be imposed in connection therewith. Buyer’s aggregate indemnification for any and all claims pursuant to Paragraph 9.2 shall be limited to $71,406,927.

9.3	Notice. Promptly after discovery, each party will notify the other party of any claim or threatened claim against the other party, or any claim or threatened claim that may affect the other party. Failure to give such notice to an indemnifying party will not effect any indemnification hereunder except to the extent that such failure adversely affects the indemnifying party.

9.4	Procedures. The indemnifying party will select defense counsel who is reasonably satisfactory to the indemnified party and will bear all expenses in connection with the defense and settlement of any claim or suit. The indemnified party will have the right, at its own expense, to participate in the defense of any claim against which it is indemnified and which has been assumed by the obligation of indemnity hereunder. In the defense of any claim, the indemnifying party must not, except with the written consent of the indemnified party, consent to entry of any judgment or enter into any settlement that either: (a) does not include, as an unconditional term, the grant by the claimant to the indemnified party of a release of all liabilities in respect of claims, or (b) otherwise adversely affects the rights of the indemnified party. The indemnified party will cooperate with the indemnifying party in every reasonable way to facilitate the defense of any claim, demand, action or suit.

9.5	Allocation of Fault. The allocation between the indemnifying party and the indemnified party of any amounts due in connection with any threatened or pending claim, action, or suit involving events prior to and after the applicable Closing Date will be determined (unless the parties agree otherwise) by the arbitrator or mediator deciding any claim, action, or suit.

9.6	Exclusive Remedy. The remedies provided for in this Agreement and the Acknowledgement Agreement shall be the sole and exclusive remedy for the parties with respect to any claim under this Agreement.

10.	Confidentiality. This Agreement and the terms of this Agreement, including the consideration paid for the Accounts, will remain confidential and will not be disclosed by either party without the written consent of the other, except to the extent such disclosure (i) is required to be made under any applicable court order, law or regulation (including, without limitation, any stock exchange), (ii) is required to be made to any tax, banking or other regulatory authority or legal or financial advisor of either party, (iii) is made in connection with the sale or other transfer of any Account or interest therein by Buyer or its successors or assigns, (iv) is made to such party’s current or prospective lenders or investors, or (iv) such information is or becomes public without a breach of this Agreement.

11.	Miscellaneous Terms.

11.1	Notices. All notices and other communications between the parties will be in writing and will be deemed given when delivered personally or four Business Days after mailing by registered or certified mail, return receipt requested, to a party at its address set forth below, or to any other address as a party may designate in writing:

To Buyer:	Midland Funding LLC c/o Encore Capital Group, Inc. 8875 Aero Drive, Suite 200 San Diego, CA 92123 Attention: General Counsel Fax: (858) 309-6995

To Seller:	CompuCredit Corporation 245 Perimeter Center Parkway, Suite 600 Atlanta, Georgia 30346 San Diego, CA 92123 Attention: David Burton Fax: (678) 259-8249

With a copy to:	Jefferson Capital Systems, LLC 16 McLeland Road St. Cloud, MN 56303 San Diego, CA 92123 Attention: General Counsel Fax: (770) 206-6183

11.2	Expenses. Except as otherwise expressly provided in this Agreement, Buyer and Seller will each bear its own out-of-pocket expenses, including fees and disbursements of its attorneys and any other agents or representatives in connection with the transaction contemplated by this Agreement.

11.3	Successors and Assigns. This Agreement may not be assigned by a party without the express prior written consent of the other party, consent for which may be withheld; provided, however, that Buyer may assign this Agreement and any of its rights in this Agreement to an Affiliate without the Seller’s consent, provided that no such assignment shall relieve Buyer from its obligations or liabilities under this Agreement.

11.4	Entire Agreement. This Agreement, the Acknowledgement Agreement, the Escrow Agreement, the Balance Transfer Agreement, the Bankruptcy Receivable Purchase Agreement, and the Transition Services Agreement embodies all of the agreements and understandings between the parties with respect to the subject matter of each respective agreement and such agreements supersede all prior agreements and understandings relating to the subject matter of such agreements.

11.5	Amendment. Neither this Agreement nor any of its provisions may be changed, waived, discharged or terminated orally. Any change, waiver, discharge or termination may be effected only in writing signed by the party against whom enforcement is sought.

11.6	Governing Law: Severability. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS. AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS. If any portion of this Agreement is found by a court of competent jurisdiction to be illegal, unenforceable, invalid or otherwise ineffectual, all remaining terms of this Agreement (unless the economic and legal substance of the transaction, as contemplated by the parties at the time of its execution, is affected in any manner materially adverse to a party) are severable and will remain valid and enforceable without regard to the illegal, unenforceable, invalid or ineffectual provisions. In the event of any such finding, to the extent practicable, the parties will attempt to construe the remaining portions of this Agreement so as to most accurately reflect the legal and economic intent of the parties at the time this Agreement was signed.

11.7	Waivers. No party shall be deemed to have waived any of its rights or remedies under this Agreement unless such waiver is in writing and signed by such party and then only to the extent specifically recited. No failure to exercise and no delay or omission in exercising any right, remedy or recourse on the part of either party will operate or be deemed as a waiver of such right, remedy or recourse hereunder or preclude any other or further exercise thereof. A waiver or release on any one occasion will not be construed as continuing, as a bar to, or as a waiver or release of any subsequent right, remedy or recourse on any subsequent occasion. All rights and remedies of each party, whether pursuant to this Agreement, or any other document or instrument delivered in connection therewith, are cumulative and concurrent and may be exercised singly, successively or concurrently at the sole discretion of such party and may be exercised as often as occasion therefor may exist. Except as otherwise limited by this Agreement, the rights of each party hereunder or under any such document or instrument delivered in connection therewith shall be in addition to all other rights and remedies provided at law or in equity.

11.8	Headings. Paragraph headings are for reference only, and will not affect the interpretation or meaning of any provision of this Agreement.

11.9	Counterparts. This Agreement may be signed in two or more counterparts, each of which will be deemed an original and will constitute one and the same Agreement.

11.10	Survival. All representations and agreements in this Agreement made on a Closing Date will survive for a period of two (2) years after such Closing Date with respect to the Accounts transferred on such Closing Date; provided, however, that the representation in Paragraph 5.1(a)(viii) (but not any obligation of indemnification for a breach prior to such expiration) will expire at the end of the relevant Guarantee Period with respect to any Ineligible Forward Flow Account and any Ineligible Purchased Account.

11.11	Further Assurance. From and after the date hereof, each party will take such action as the other party may reasonably request to carry out the purposes of this Agreement.

11.12	Relationship. Nothing in this Agreement establishes an agency, joint venture, partnership or fiduciary relationship between the parties and neither party has the right or authority to act for or on behalf of the other party.

11.13	Limitations of Liability. Seller, Buyer and their Affiliates will not be liable, under any circumstances, to each other or any other person or entity for lost profits or any consequential, indirect, exemplary, special, punitive or incidental damages, whether foreseeable or unforeseeable.

11.14	Securities. The parties mutually represent and warrant that the transactions contemplated by this Agreement do not involve, nor are they intended in anyway to constitute, the sale, or purchase, of a “security” or “securities” within the meaning of any securities laws, rules or regulations.

11.15	No Third-Party Beneficiaries. Each provision of this Agreement only confers rights and remedies upon, and is for the sole and exclusive benefit of Seller and Buyer and their respective Affiliates. No other person or entity has any rights or remedies, or is a direct or indirect beneficiary of, or has any direct or indirect cause of action or claim in connection with this Agreement, and none of the provisions of this Agreement will be deemed to be for the benefit of (or enforceable by) any other person or entity; provided, however, that Section 9 shall inure to the benefit of any indemnified parties.

11.16	Waiver of Jury Trial. To the fullest extent permitted by law, the parties (after consulting or having had the opportunity to consult with legal counsel) knowingly, voluntarily and intentionally waive any right either of them may have to a trial by jury in any action or other legal proceeding based upon, relating to, or arising out of this Agreement or any other thing, matter or related transaction in connection herewith. The parties shall not seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be waived. This waiver applies to any action or legal proceeding, whether sounding in contract, tort or otherwise.

11.17	No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of this Agreement or any of its provisions.

11.18	Dispute Resolution. Any dispute, claim, controversy arising out of or relating to this Agreement, or its breach, or any issues regarding the enforceability or coverage of this arbitration provision, will be resolved by binding arbitration conducted in accordance with the Commercial Arbitration rules of the American Arbitration Association, as such rules shall be in effect on the date of delivery of demand for arbitration, which arbitration will be held in New York, New York, or such other city and state as mutually agreed upon. Each party shall pay the fees of its own attorneys, the expenses of witnesses and all other expenses connected with the presentation of such party’s case, except that the arbitrators may impose all such fees, costs and expenses otherwise payable by the prevailing party on the losing party if they determine that the losing party’s position was taken without good faith or solely for the purpose of delay. The costs of the arbitration including the cost of the record of transcripts thereof, if any, administrative fees, and all other fees and costs, shall be divided equally between the parties, except that the arbitrators may impose all such fees, costs and expenses otherwise payable by the prevailing party on the losing party if they determine that the losing party’s position was taken without good faith or solely for the purpose of delay. Except as otherwise limited by this Agreement, the arbitrators will be empowered to award damages in the amount established by the preponderance of the evidence. The arbitrators will have no authority to award punitive damages or any other damages not measured by the prevailing party’s actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of the Agreement. The arbitrators also will have the authority to grant any temporary, preliminary or permanent equitable remedy or relief they deem just and equitable and within the scope of this Agreement, including, but not limited to, an injunction or order for specific performance. Any award will be final and binding upon the parties and their successors and permitted assigns, without appeal or review, except as permitted by the laws of New York. Any party may apply to any court of competent jurisdiction for confirmation and entry of judgment based on the award of the arbitrators.

11.19	Buyer’s Right of Resale.

a)	Buyer shall not sell or otherwise transfer any Account purchased hereunder to a third party at any time without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned, or delayed; provided, however, that any Chapter 7 bankruptcy Account included in the Account Purchase may only be resold by Buyer within the 12-month period following the bankruptcy filing date of such Account; provided, further, that in no event shall Buyer transfer more than forty percent (40%) of the Accounts purchased by Buyer on each Closing Date (excluding Accounts Buyer is required to sell to Seller and excluding Chapter 7 bankruptcy Accounts included in the Account Purchase) within the first twelve months after such Closing Date. Buyer shall provide Seller in accordance with Paragraph 11.1 and in accordance with Schedule 11.19 setting forth the information in Exhibit I. Thereafter, Seller shall have seven (7) Business Days from the date of such notice to provide its consent. In the event Seller fails to respond to Buyer within the prescribed period of time, Seller shall be deemed to have consented to the transaction set forth in the notice. Upon any such transfer, Buyer will not be relieved of any of Buyer’s obligations under this Agreement even to the extent such obligations are transferred to and assumed by the third party.

b)	As a condition of any subsequent assignment, sale or other transfer of Accounts, Buyer must attach, as an exhibit to Buyer’s agreement, a redacted copy of this Agreement (after deleting any numerical expressions relating to the Purchase Price, Forward Flow Price Percentage, Account Purchase Putback Factor and Forward Flow Transfer Payments) and Buyer must also: (i) have any assignee explicitly assume each and every term or condition under this Agreement; (ii) explicitly name Seller and Originating Creditor as third-party beneficiaries of the agreement and (iii) grant to Seller and Originating Creditor in Buyer’s agreement a direct right to bring a cause of action against any assignee, buyer or other transferee. Nothing contained in this Agreement will relieve Buyer from its obligations or liabilities under this Agreement and Buyer will remain, under all circumstances, liable to Seller for the matters set forth in this Agreement including, without limitation, the acts and omissions of Buyer, the acts or omissions of its assignees, any successors-in-interest, or any other transferees of the Accounts or this Agreement. Buyer will be as fully liable (and responsible) to Seller for the acts and omissions of any subcontractor (or any other entities engaged by Buyer or it agents) as it is for the acts and omissions of its own employees and agents.

        IN WITNESS WHEREOF, the parties have executed this Asset Purchase and Forward Flow Agreement as of the date set forth above.

JEFFERSON CAPITAL SYSTEMS, LLC, as Seller	MIDLAND FUNDING LLC, as Buyer
By: /s/ David M. Burton Name: David M. Burton Title: Manager	By: /s/ J. Brandon Black Name: J. Brandon Black Title: President

Guaranty:

Encore Capital Group, Inc, a Delaware corporation and an Affiliate of Buyer, hereby unconditionally and irrevocably guarantees upon any failure by Buyer to pay, without deduction by reason of setoff, defense or counterclaim, the full and punctual payment of any and all present and future liabilities of Buyer and its successors and permitted assigns for which Seller is entitled to receive payment from Buyer pursuant to Paragraph 9.2 of the Purchase Agreement.

ENCORE CAPITAL GROUP, INC.
By: /s/ J. Brandon Black Name: J. Brandon Black Title: President